As filed with the Securities and Exchange Commission on December 26, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
________________________________

UNITED MICROELECTRONICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
________________________________

Taiwan, Republic of China	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

No. 3 Li-Hsin Road II, Hsinchu Science Park, Hsinchu City, Taiwan, Republic of China	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

United Microelectronics Corporation (UMC)
2024 Plan Governing the Issuance of Restricted Stock Awards for Employees
(Full Title of the Plans)
________________________________

Chitung Liu
Senior Vice President & Chief Financial Officer
8F, No. 68, Section 1, Neihu Road., Taipei 11493, Taiwan R.O.C.
+886-2-2658-9168
(Name, Address and Telephone Number of Agent For Service)
________________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

United Microelectronics Corporation (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of up to 66,000,000 common shares, par value NT$10.00 per share (the “Common Shares”), of the Company, subject to certain restricted stock award to be granted to employees of the Company and the affiliated companies meeting the criteria under the Company’s 2024 Plan Governing the Issuance of Restricted Stock Awards for Employees.

PART I
Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*            As permitted by Rule 428 under the Securities Act and the Note to Part I of Form S-8, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the plan covered by this Registration Statement as may be required by Rule 428(b). Such documents are not required to be and are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

A.	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on April 25, 2024 (the “2023 Annual Report”);

B.
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by its Annual Report referred to in (A) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

C.
The description of the Registrant’s Common Shares contained in the Registrant’s Form 8-A filed September 11, 2000, pursuant to Section 12 of the Exchange Act and any amendment or report filed to update such description.

D.	The description of the Registrant’s American Depositary Shares registered under Section 12 of the Exchange Act, contained in Item 12.D. in the 2023 Annual Report.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable

Item 6.	Indemnification of Directors and Officers

The relationship between the Registrant and its directors and officers is governed by the R.O.C. Civil Code, the R.O.C. Company Law and the Registrant’s articles of incorporation. There is no written contract between the Registrant and its directors and officers governing the rights and obligations of these parties. Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that person is or was a director or officer of the Registrant, in the absence of willful misconduct or negligence on the part of that person in connection with that person’s performance of duties as a director or officer, as the case may be, may be indemnified by the Registrant to the fullest extent permitted by applicable law.  The Registrant has purchased and maintained a directors’ and officers’ liability policy for the benefit of certain officers or directors in respect of losses or liabilities incurred serving as such capacities.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

4.1*	Articles of Incorporation of United Microelectronics Corporation as last amended on May 30, 2024.

4.2
Form of Amended and Restated Deposit Agreement by and among the Company, JPMorgan Chase Bank, N.A., as depositary, and the Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, dated as of October 21, 2009 (incorporated by reference to Exhibit (a) to the Registrant’s Registration Statement on Form F-6 (File No. 333- 162437) filed with the Commission on October 13, 2009).

4.3
Form of Amendment No. 1 to the Amended and Restated Deposit Agreement among the Company, JPMorgan Chase Bank, N.A., as depositary, and the Holders and Beneficial Owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit (a)(2) to the Registrant’s Registration Statement on Form F-6 (File No. 333- 172990) filed with the Commission on April 12, 2017).

4.4
Form of Amendment No. 2 to the Amended and Restated Deposit Agreement among the Company, JPMorgan Chase Bank, N.A., as depositary, and the Holders and Beneficial Owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit (a)(3) to the Registrant’s Post-Effective Amendment No. 2 to Registration Statement on Form F-6 (File No. 333-172990) filed with the Commission on August 1, 2022).

5.1*	Opinion of and Consent of Chen and Lin.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Chen and Lin (contained in Exhibit 5.1).

24.1*	Power of Attorney (incorporated by reference to the signature page of this Registration Statement).

99.1*	UMC 2024 Plan Governing the Issuance of Restricted Stock Awards for Employees.

107*	Filing Fee Table.

* Filed herewith.

Item 9.	Undertakings

A.  The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement - notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hsinchu, Taiwan, R.O.C., on December 26, 2024.

UNITED MICROELECTRONICS CORPORATION

By: /s/ Chitung Liu
Name: Chitung Liu

Title: Chief Financial Officer, Senior Vice President and Head of Corporate Governance

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of United Microelectronics Corporation, a corporation organized under the laws of Taiwan, Republic of China, do hereby constitute and appoint Chitung Liu, Stan Hung, SC Chien and Jason Wang, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this S-8 Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stan Hung	Chairman of the Board of Directors, Director and Chief Strategy Officer	December 26, 2024
Stan Hung

/s/ Jason Wang	Director (Representative of Silicon Integrated Systems Corp.) and Co-president	December 26, 2024
Jason Wang

/s/ SC Chien	Director (Representative of Hsun Chieh Investment Co., Ltd.) and Co-president	December 26, 2024
SC Chien

/s/ Ling-Ling Wu	Independent Director	December 26, 2024
Ling-Ling Wu

/s/ Su Lin Wang	Independent Director	December 26, 2024
Su Lin Wang

/s/ Lih J. Chen	Independent Director	December 26, 2024
Lih J. Chen

/s/ Jyuo-Min Shyu	Independent Director	December 26, 2024
Jyuo-Min Shyu

/s/ Kuang Si Shiu	Independent Director	December 26, 2024
Kuang Si Shiu

/s/ Wen-Hsin Hsu	Independent Director	December 26, 2024
Wen-Hsin Hsu

/s/ Chitung Liu	Chief Financial Officer, Senior Vice President and Head of Corporate Governance	December 26, 2024
Chitung Liu